Exhibit 99.1

Newfield Exploration Reports First Quarter 2015 Results

•	1Q15 net production bests guidance mid-point by about 0.3 MMBOE
•	Anadarko Basin net production up nearly 80% year-over-year
•	1Q15 domestic lease operating expenses were more than 15% lower year-over-year
•	Company reiterates 2015 production and capital investment guidance
•	1Q15 financial transactions significantly strengthen balance sheet

The Woodlands, Texas – May 5, 2015 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited first quarter 2015 financial results and provided an update on its operations. Newfield also provided an updated @NFX publication on its website. Newfield plans to host a conference call at 10:00 a.m. CDT on May 6, 2015. To listen to the call and to view the slide deck please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 913-312-0968 and enter conference code 1677827.

“Newfield is focused on executing its 2015 business plan which high grades our investments, improves our cost structure and combines growth and value creation through our Anadarko Basin drilling program, said Lee K. Boothby, Chairman, President and CEO. “In addition to our solid operating results in the first quarter, we took decisive financial steps to improve our balance sheet and position us to excel in today’s environment of lower commodity prices. For the first time in more than a decade, we issued equity and raised $815 million to repay borrowings under our money market lines of credit and our revolver. We issued $700 million in new senior notes at 5 3/8% due 2026 and retired a commensurate amount of 6 7/8% long term debt due 2020. In addition, our credit facility was upsized by $400 million to $1.8 billion and its term was extended two years to 2020. We are in great shape today and are focused on the right objectives to continue delivering shareholder value.”

First Quarter 2015 Results

For the first quarter, the Company recorded a net loss of $480 million, or $3.30 per diluted share (all per share amounts are on a diluted basis). The loss was primarily related to a full-cost ceiling test and other impairments of $792 million ($498 million after-tax, or $3.42 per share). After adjusting for the effect of impairments, unrealized derivate gains and severance costs related to a reduction in workforce, net income would have been $3 million, or $0.02 per share.
Revenues for the first quarter were $349 million. Net cash provided by operating activities before changes in operating assets and liabilities was $255 million.

Newfield’s total net production in the first quarter of 2015 was 12.6 million BOE, comprised of 46% oil, 15% natural gas liquids and 39% natural gas.

Approximately 70% of the Company’s planned capital investments in 2015 are being allocated to the Anadarko Basin SCOOP and STACK plays. SCOOP and STACK net production grew nearly 80% over the comparable quarter in 2014 and is expected to grow more than a 45% year-over-year.

Complete operational highlights for the first quarter of 2015 can be found in @NFX.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2014 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5321
Email: info@newfield.com

	1Q15 Actual
1Q15 Actual Results	Domestic	China	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	5.0	0.9	5.9
Natural gas - Bcf	29.5	—	29.5
NGLs - MMBbls	1.8	—	1.8
Total MMBOE	11.7	0.9	12.6

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$57.51	$50.78	$56.47
Natural gas - $/Mcf	$3.62	$—	$3.62
NGLs - $/Bbl	$19.96	$—	$19.96
Bbl equivalent - $/BOE	$37.27	$50.78	$38.27

Operating Expenses:
Lease operating ($MM)
Recurring	$56.9	$9.5	$66.4
Major (workovers, etc.)	$8.2	$—	$8.2

Lease operating (per BOE)
Recurring	$5.04	$10.37	$5.42
Major (workovers, etc.)	$0.72	$—	$0.67

Transportation and processing ($MM)	$49.2	$—	$49.2
per BOE	$4.33	$—	$4.01

Production and other taxes ($MM)	$13.4	$—	$13.4
per BOE	$1.18	$—	$1.10

General and administrative (G&A), net ($MM)	$60.5	$2.2	$62.7
per BOE	$5.31	$2.64	$5.11

Capitalized direct internal costs ($MM)			$(24.9)
per BOE			$(2.03)

Other operating expenses, net ($MM)			$3.8
per BOE			$0.31

Interest expense ($MM)			$43.7
per BOE			$3.57

Capitalized interest ($MM)			$(6.9)
per BOE			$(0.57)

Other non-operating (income) expense ($MM)			$(8.0)
per BOE			$(0.65)
_____ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 2.2 Bcf during the three months ended March 31, 2015.
Note 2: Average realized prices include the effects of derivative contracts. If the effects of these contracts were excluded, the average realized price for natural gas for our domestic and total natural gas would have been $2.70 per Mcf and our domestic and total crude oil and condensate average realized prices would have been $38.21 per barrel and $40.15 per barrel, respectively. We did not have any derivative contracts associated with our NGL or China production as of March 31, 2015.

2015e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	20.1 – 21.4	5.0	25.1 – 26.4
NGLs (Mmbls)	7.7 – 8.2	–	7.7 – 8.2
Natural gas (Bcf)	115 – 122	–	115 – 122
Total (Mmboe)	47.0 – 50.0	5.0	52.0 – 55.0

Expenses ($ mm)1
LOE2	$270	$72	$342
Transportation	$200	–	$200
Production & other taxes	$71	$1	$72

General & administrative (G&A), net3	$200	$7	$207
Interest expense	$160	–	$160

Capitalized interest and direct internal costs	($117)	–	($117)
Tax rate	37%	60%4	44%

Note:  Based on $55 / $3 commodity prices in 2015 for oil and gas, respectively
1Cost and expenses are expected to be within 5% of the estimates above
2Total LOE includes recurring, major expense and non E&P operating expenses
3Net G&A excludes one-time expenses of an estimated $35mm associated with 1Q15 reduction in force and the announced reorganization
4Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%, due to Newfield’s current tax position and its inability to utilize foreign tax credits.

2Q15e Production, Cost and Expense Guidance

	Domestic	China	Total
Production:
Oil (Mmbls)	5.3 – 5.5	1.2	6.5 – 6.7
NGLs (Mmbls)	1.9 – 2.0	–	1.9 – 20
Natural gas (Bcf)	29 – 30	–	29 – 30
Total (Mmboe)	12.1 – 12.5	1.2	13.3 – 13.7

Expenses ($ mm)1
LOE2	$69	$14	$83
Transportation	$50	–	$50
Production & other taxes	$19	–	$19

General & administrative (G&A), net3	$52	$2	$54
Interest expense	$46	–	$46

Capitalized interest and direct internal costs	($36)	–	($36)
Tax rate	37%	60%4	44%

Note:  Based on $55 / $3 commodity prices in 2015 for oil and gas, respectively
1Cost and expenses are expected to be within 5% of the estimates above
2Total LOE includes recurring, major expense and non E&P operating expenses
32Q15e net G&A excludes an estimated $5mm associated with announced reorganization
4Estimated China tax rate reflects a 25% taxation in-country, as well as an additional non-cash U.S. income tax of 35%, due to Newfield’s current tax position and its inability to utilize foreign tax credits.

CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited, in millions, except per share data)
	Three Months Ended March 31,
	2015	2014

Oil, gas and NGL revenues	$349	$571

Operating expenses:
Lease operating	75	74
Transportation and processing	49	37
Production and other taxes	13	28
Depreciation, depletion and amortization	237	192
General and administrative	63	56
Ceiling test and other impairments	792	—
Other	4	2
Total operating expenses	1,233	389

Income (loss) from operations	(884)	182

Other income (expense):
Interest expense	(44)	(51)
Capitalized interest	7	13
Commodity derivative income (expense)	153	(96)
Other, net	8	2
Total other income (expense)	124	(132)

Income (loss) from continuing operations before income taxes	(760)	50

Income tax provision (benefit)	(280)	23
Income (loss) from continuing operations	(480)	27
Income (loss) from discontinued operations, net of tax	—	257
Net income (loss)	$(480)	$284

Earnings (loss) per share:
Basic
Income (loss) from continuing operations	$(3.30)	$0.19
Income (loss) from discontinued operations	—	1.89
Basic earnings (loss) per share	$(3.30)	$2.08
Diluted
Income (loss) from continuing operations	$(3.30)	$0.19
Income (loss) from discontinued operations	—	1.88
Diluted earnings (loss) per share	$(3.30)	$2.07

Weighted-average number of shares outstanding for basic earnings (loss) per share	145	136

Weighted-average number of shares outstanding for diluted earnings (loss) per share	145	137

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$783	$14
Derivative assets	425	431
Other current assets	402	495
Total current assets	1,610	940

Oil and gas properties, net (full cost method)	7,603	8,232
Derivative assets	224	190
Other assets	241	236
Total assets	$9,678	$9,598

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$1	$8
Other current liabilities	861	1,093
Total current liabilities	862	1,101

Other liabilities	45	45
Derivative liabilities	2	—
Long-term debt	3,146	2,892
Asset retirement obligations	183	183
Deferred taxes	1,202	1,484
Total long-term liabilities	4,578	4,604

STOCKHOLDERS' EQUITY
Common stock, treasury stock and additional paid-in capital	2,392	1,567
Accumulated other comprehensive gain (loss)	(1)	(1)
Retained earnings	1,847	2,327
Total stockholders' equity	4,238	3,893
Total liabilities and stockholders' equity	$9,678	$9,598

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(480)	$284
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	237	224
Deferred tax provision (benefit)	(283)	161
Stock-based compensation	15	11
Unrealized (gain) loss on derivative contracts	(32)	57
Ceiling test and other impairments	792	—
Gain on sale of Malaysia business	—	(388)
Other, net	6	(4)
	255	345
Changes in operating assets and liabilities	(50)	20
Net cash provided by (used in) operating activities	205	365

Cash flows from investing activities:
Additions to oil and gas properties and other	(515)	(561)
Proceeds from sales of oil and gas properties	29	10
Proceeds received from sale of Malaysia business, net	—	809
Redemptions of investments	—	39
Net cash provided by (used in) investing activities	(486)	297

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(446)	(649)
Net proceeds from issuance of senior notes	690	—
Net proceeds from issuances of common stock	815	—
Other, net	(9)	(1)
Net cash provided by (used in) financing activities	1,050	(650)

Increase (decrease) in cash and cash equivalents	769	12
Cash and cash equivalents, beginning of period	14	95
Cash and cash equivalents, end of period	$783	$107

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the first quarter of 2015 for our continuing operations stated without the effect of certain items to net income is shown below:

1Q15
(in millions)
Income (loss) from continuing operations	(480)
Ceiling test and other impairments	792
Unrealized (gain) loss on commodity derivatives(1)	(32)
Reduction in force	9
Income tax adjustment for above items	(286)
Earnings stated without the effect of the above items	$3

(1) The determination of "Unrealized (gain) loss on commodity derivatives" for the first quarter of 2015 is as follows:

1Q15
(in millions)
Commodity derivative income (expense)	153
Cash payments (receipts) related to derivative contracts, net	(121)
Unrealized gain on commodity derivatives	32

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

1Q15
(in millions)

Net cash provided by operating activities	$205
Net change in operating assets and liabilities	50
Discretionary cash flow	$255